TECH/OPS SEVCON, INC.
                          One Beacon Street
                      Boston, Massachusetts 02108

                                               December 15, 1997

BY DIRECT TRANSMISSION
-----------------------

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington D.C. 20549

           Re:    Tech/Ops Sevcon, Inc.
                  Definitive Proxy Material

     Pursuant to Rule 14a-6(b) under the Securities Exchange Act of 1934 and Rule 101(a)(1)(iii) of Regulation S-T, Tech/Ops Sevcon, Inc. hereby files by direct transmission a definitive copy of the proxy statement and form of proxy for its 1998 Annual Meeting of Stockholders. In accordance with Instruction 3 to Item 10 of Schedule 14A, a copy of the Company's Director Stock Option Plan that will be acted upon at the meeting is attached as Exhibit A to the proxy statement. In accordance with the Note to Rule 14a-4(a)(3), the form of proxy is filed as Appendix A to the proxy statement.

     The Company intends to register the shares available for options under the Director Stock Option Plan as soon as practicable after the Plan is approved at the annual meeting of shareholders.

                                         Yours very truly,

                                     /s/ Paul B. Rosenberg
                                         Treasurer



cc: David R. Pokross, Jr., Esq.
    American Stock Exchange (3 copies)

                    SCHEDULE 14A INFORMATION

     Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934

Filed by the Registrant  [X]

Check the Appropriate Box

[X] Definitive Proxy Statement




                      Tech/Ops Sevcon, Inc.
----------------------------------------------------------------
        (Name of Registrant as Specified in its Charter


Payment of Filing Fee (Check the appropriate box)

[X] No fee required.

                      TECH/OPS SEVCON, INC.

            ONE BEACON STREET, BOSTON, MASSACHUSETTS 02108
                     TELEPHONE (617) 523-2030

             NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


     Notice is hereby given that the annual meeting of the stockholders of Tech/Ops Sevcon, Inc., a Delaware corporation, will be held at the offices of Palmer & Dodge, 24th Floor, One Beacon Street, Boston, Massachusetts, at 5:00 p.m. on Wednesday, January 28, 1998 for the following purposes:

1. To elect two directors to hold office for a term of three years.

2.   To vote on the proposal to approve the 1998 Director Stock
     Option Plan.

3. To transact such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on December 12, 1997 are entitled to notice of the meeting or to vote thereat.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE YOUR PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.

                              By order of the Board of Directors,


                                       DAVID R. POKROSS, JR.
                                           Secretary



Dated  December 29, 1997

                     PROXY STATEMENT

           APPROXIMATE DATE OF MAILING:  DECEMBER 29, 1997

       INFORMATION CONCERNING THE PROXY SOLICITATION

     The enclosed proxy is solicited by and on behalf of the Board of Directors of Tech/Ops Sevcon, Inc. (the "Company") for use at the annual meeting of stockholders of the Company to be held on January 28, 1998 at 5:00 p.m. at the offices of Palmer & Dodge, 24th Floor, One Beacon Street, Boston, Massachusetts, or any adjournments or postponements thereof. It is subject to revocation at any time prior to the exercise thereof by giving written notice to the Company, by submission of a later dated proxy or by voting in person at the meeting. The costs of solicitation, including the preparation, assembly and mailing of proxy statements, notices and proxies, will be paid by the Company. Such solicitation will be made by mail and in addition may be made by the officers and employees of the Company personally or by telephone or telegram. Forms of proxies and proxy material may also be distributed, at the expense of the Company, through brokers, custodians and other similar parties to the beneficial owners of the Common Stock.

     On December 12, 1997, the Company had outstanding 3,093,232 shares of Common Stock, $.10 par value, which is its only class of voting stock, held of record by approximately 600 holders. Stockholders of record at the close of business on December 12, 1997 will be entitled to vote at the meeting. With respect to all matters which will come before the meeting, each stockholder may cast one vote for each share registered in his name on the record date. The shares represented by every proxy received will be voted, and where a choice has been specified, the shares will be voted in accordance with the specification so made. If no choice has been specified on the proxy, the shares will be voted FOR the election of the two nominees as directors and FOR ap-proval of the 1998 Director Stock Option Plan.


          BENEFICIAL OWNERSHIP OF COMMON STOCK

	The following table provides information as to the ownership of the Company's Common Stock as of December 12, 1997 by (i) persons known to the Company to be the beneficial owners of more than 5% of the Company's outstanding Common Stock, (ii) the Chief Executive Officer of the
Company, and (iii) all current executive officers and directors of the Company as a group. Beneficial ownership by individual directors is shown in the table on pages 2, 3, and 4 below.

                                               Amount
      Name and Address                      Beneficially    Percent
     of Beneficial Owner                     Owned (1)     of Class
     -------------------                     ---------     --------
Dr. Marvin G. Schorr                           354,338       11.6%
  Tech/Ops Corporation
  One Beacon Street
  Boston, MA 02108

Bernard F. Start                               236,360 (2)    7.7%
  Tech/Ops Sevcon, Inc.
  One Beacon Street
  Boston, MA 02108

Dimensional Fund Advisors, Inc.                191,700 (3)     6.4%
  1299 Ocean Avenue, Suite 650
  Santa Monica, CA 90401

Matthew Boyle. . .... . . .                      2,000 (4)      #
  Tech/Ops Sevcon, Inc.
  One Beacon Street
  Boston, MA 02108

All current executive officers and
  directors as a group  (9 persons)..          804,953 (5)    25.8%
___________

  #     Less than 1%

(1) Unless otherwise indicated, each owner has sole voting and investment power with respect to the shares listed.

(2) Includes 10,000 shares subject to stock options exercisable within sixty days.

(3) As reported on Schedule 13G filed with the Securities and Ex-change Commission on February 5, 1997.

(4)  Shares subject to stock options exercisable within sixty days.

(5) Includes 22,000 shares subject to stock options exercisable within sixty days



                ELECTION OF DIRECTORS

     The Company's Board of Directors has fixed the number of directors at seven. Members of the Board of Directors are divided into three classes serving staggered three-year terms. The term of three of the Company's current directors, Harold C. Mayer, Jr., Marvin G. Schorr, and

David Steadman, expires at the annual meeting. Mr. Mayer will retire as a director after 39 years of service with the Company and its predecessor. Dr. Schorr and Mr. Steadman are the Board's nominees for re-election to three-year terms by the stockholders at the annual meeting. In addition, Milton C. Lauenstein has retired as a director after 24 years of service with the Company and its predecessor. The Company is not presently aware of any reason that would prevent any nominee from serving as a director if he is elected. If a nominee should become unavailable for election, the proxies will be voted for another nominee selected by the Board.

     On November 13, 1997, Bernard F. Start resigned as President and Chief Executive Officer of the Company, and the Board of Directors elected Matthew Boyle to succeed him as President and Chief Executive Officer, and a member of the Board of Directors with a term expiring in January 1999. Mr. Start had served in that capacity since the Company's inception in 1988. Also on November 13, 1997, the Board elected Mr. Start to serve as non-executive Vice-Chairman of the Board.

     Pursuant to the Company's by-laws, directors will be elected by a plurality of the votes properly cast at the annual meeting. Abstentions, votes withheld and broker non-votes will not be treated as votes cast and will not affect the outcome of the election. A "broker non-vote" occurs when a broker holding a customer's shares indicates on the proxy that the broker has not received voting instructions on a matter from the customer and is barred by applicable rules from exercising discretionary authority to vote on the matter.

     The following table contains information on the two nominees for election at the annual meeting and each other person whose term of office as a director will continue after the meeting. The nominees for election at the meeting are indicated by an asterisk.


                                          Company    Benefici-
                          Business       or its Pre-  -ally on
                         Experience        decessor    Dec. 12
                         During Past      Tech/Ops,   1997 and
              Term     Five Years and        Inc.   Percent of
Name        Expires   Other Directorships   Since    Class (1)
----        -------   -------------------   -----     --------
Matthew Boyle  1999   President and Chief    1997      2,000
  Age -- 35           Executive Officer of               (#)
                      the Company since
                      November 1997.  Vice
                      President and Chief
                      Operating Officer of
                      the Company from Nov-
                      ember 1996 to November
                      1997.  From 1994 to

                      1996, Mr. Boyle was
                      General Manager of GEC
                      Alsthom Regulateurs
                      Europa, Colchester,
                      England, an electronic
                      controls  company and
                      from 1991 to 1994, Gen-
                      eral Manager of the IACD
                      Scottish division of
                      Honeywell Control Systems
                      Ltd., Aberdeen, Scotland,
                      an electronics and con-
                      trols systems company.

Paul B.        2000   Treasurer of the Company     1988 83,480
  Rosenberg  (3)      since January 1988.  Mr.          (2.7%)
    Age - 65          Rosenberg is President of
                      Tech/Ops Corporation, Bost-
                      on, Mass., a consulting firm,
                      and is a director of  Land-
                      auer, Inc., Glenwood, Ill-
                      inois, a provider of personnel
                      dosimetry services.

Herbert        2000   Until June 1985, chief exec- 1971 31,000
  Roth, Jr. (3)(4)    utive officer of LFE Corp-        (1.0%)
    Age -- 69         oration, Waltham, Mass.,
                      manufacturer of equipment
                      and systems for traffic and
                      industrial process control.
                      Mr. Roth is a director of
                      Boston Edison Company, Boston,
                      Mass., a public utility; Phoe-
                      nix Life Insurance Company;
                      Phoenix Total Return Fund,
                      Inc., a mutual fund; Mark IV
                      Industries, Inc., a divers-
                      ified manufacturing concern;
                      Landauer, Inc., Glenwood, Ill-
                      inois, a provider of personnel
                      dosimetry services, and a
                      trustee of Phoenix Series Fund,
                      Phoenix Multi Portfolio Fund
                      and Big Edge Services Fund,
                      all mutual funds.

* Dr. Marvin.  1998   Chairman of the Company's  1951 354,338
   G. Schorr (4)      Board of Directors since         (11.6%)
    Age - 72          January 1988. Chairman of
                      the Board of Directors and
                      President of Tech/Ops, Inc.,
                      the Company's predecessor.

                      Dr. Schorr is Chairman of
                      Landauer, Inc., Glenwood,
                      Illinois, a provider of pers-
                      onnel dosimetry services,
                      Chairman of Helix Technology
                      Corporation, Mansfield, Mass.,
                      manufacturer of cryogenic
                      equipment, and Chairman of
                      Tech/Ops Corporation, Boston,
                      Mass., a consulting firm.

Bernard        2000   Vice-Chairman of the Board  1988 236,360
F.  Start             since November 1997.  Pres-      (7.7%)
    Age -- 59         ident and Chief Executive           (5)
                      Officer of the Company from
                      January 1988 to November
                      1997.

David          1998   President of Atlantic Man-  1997   1,000
  R. Steadman (3)(4)  agement Associates, a man-          (#)
    Age -- 60         agement services firm. Since
                      1988.  From 1990 to 1994, Mr.
                      Steadman served as President
                      and Chief Executive Officer
                      of Integra, a hotel and rest-
                      aurant company.  Mr. Steadman
                      is Chairman of the Board of
                      Technology Service Group, Inc.,
                      a manufacturer of high techn-
                      ology pay telephone components,
                      Wahlco Environmental Systems,
                      Inc., an environmental equipment
                      and service company, and Telequip
                      Corporation, a closely-held elec-
                      tronics manufacturer.  Mr. Stead-
                      man is also a director of Aavid
                      Thermal Technologies, Inc., a
                      manufacturer of thermal manage-
                      ment products

C.  Vincent     1999  Until May 1991, Chairman     1971  8,000
    Vappi (3) (4)     and Chief Executive Officer         (#)
      Age - 71        of Vappi & Company, Inc.,
                      Cambridge, Mass. ., a gen-
                      eral building contractor.
                      Mr. Vappi is a director of
                      John Hancock Mutual Life
                      Insurance Company, Boston,
                      Mass.

------------------------------------

  #     Less than 1%

     (1) Unless otherwise indicated, each director has sole voting and investment power with respect to the shares listed.

     (2) Shares subject to stock options exercisable within sixty days.

     (3)  Member of the Audit Committee.

     (4)  Member of the Compensation Committee.

     (5) Includes 10,000 shares subject to stock options exercisable within sixty days.


     During the fiscal year ended September 30, 1997, the Board of Directors held a total of six meetings. During such year, all directors attended more than 75 percent of the total number of meetings of the Board of Directors and all committees of the Board on which the director served.

     The Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee, which met twice during the fiscal year ended September 30, 1997, reviews the scope and results of the external audit, including the audited financial statements, the auditors' compensation and the adequacy of the Company's internal financial controls, and recommends the engagement of the Company's external auditors. The Compensation Committee, which met once last year, reviews and recommends to the Board the annual salary, bonus, stock options, and other benefits of the senior executives. The Board of Directors does not have a nominating committee.



Director Compensation

     Mr. Roth, the Chairman of the Audit Committee, and Mr. Vappi, the Chairman of the Compensation Committee, are each paid $13,500 a year for their services as directors. The other directors (except Mr. Boyle) are paid $12,500 each. In addition, Mr. Start will receive, commencing January 1, 1998, compensation at an annual rate of $25,000 as Vice Chairman and the Board of Director's representative in Europe.

     In January 1997, the Company terminated its Directors' Retirement Plan and fixed the annual retirement payment for the following directors payable upon retirement for life in the amounts indicated, with one-half of the amount payable to the director's surviving spouse for life:
Messrs. Roth and Vappi - $6,250 and Mr. Rosenberg - $5,000. Messrs. Boyle, Schorr, Start, and Steadman will receive no benefits under the Plan.

     For a period ending December 31, 1998, the Company has agreed to pay the consulting business owned by Mr. Rosenberg and Dr. Schorr $100,000 per year. Of this amount, $30,000 is intended to be paid to Mr. Rosenberg as compensation and $70,000 will be applied toward the expenses of maintaining an office and support facilities for the Company's corporate office and for Mr. Rosenberg and Dr. Schorr. Dr. Schorr will receive no compensation from this payment.




                 EXECUTIVE COMPENSATION

     The following tables provide information concerning the com-pensation of the President and Chief Executive Officer of the Company for services during each of the last three completed fiscal years and the Vice President and Chief Operating Officer of the Company since November 1996, the date he joined the Company, and the value of unexercised stock options at the end of such year. The two individuals are the only executive officers of the Company whose total salary and bonus in the most recent fiscal year exceeds $100,000.



Summary Compensation Table
                                                        Long-Term
                                                         Compens-
                              Fiscal       Annual           ation
Name and Principal Position   Year      Compensation       Awards
--------------------------    -----  -------------------   ------
                                                       Securities
                                                       Underlying
                                       Salary   Bonus Options (#)
                                       ------   ----- -----------
Bernard F. Start..........    1997   $252,500  $     -       -
   President &                1996    242,500    50,000      -
    Chief Executive Officer   1995    229,800    85,000      -

Matthew Boyle.............    1997   $130,800  $ 20,000   20,000
   Vice President &
    Chief Operating Officer
      (from November 1996)

Option Grants in Last Fiscal Year

     The following table shows all stock options granted to executive officers of the Company during the fiscal year ended September 30, 1997:



Individual Grants                                Potential Realiz-
                                                      able
         Number of   Percent                     Value at Assumed
           Secu-    of total                      Annual Rates
          rities     Options   Exercise        Stock Price Apprec-
          Under-    Granted     or Base  Expir-  iation For Option
          lying     To Emp-     Price     ation        Term
Name     Options    loyees      ($/Sh)    Date     5%       10%
         Granted   in Fiscal
           (#)        Year
Matthew
Boyle... 20,000      100%        $14.31  11/6/06 $180,000 $456,000
          (a)

(a) These options were granted on November 5, 1996, and become exercisable with respect to 2,000 shares on each anniversary of the grant date (September 5, 2006 in the case of the last 2,000 shares) or earlier with respect to all shares upon a change in control of the Company, as defined in the option grant.

Fiscal Year-End Option Values

                                Number of
                               Securities          Value of
                               Underlying        Unexercised
                               Unexercised      In-the-Money
                                 Options           Options
                               at 9/30/97         at 9/30/97
                                    (#)
                              Exercisable/       Exercisable/
Name                          Unexercisable     Unexercisable

Bernard F. Start                10,000/0        $81,400/0
Matthew Boyle                        0/20,000   $     0/0

     No executive officer of the Company exercised any stock options during the last fiscal year.



Retirement Plan.

     Mr. Start participates in the Company's U. S. Retirement Plan, a defined benefit plan under which benefits are based upon the average of the annual rates of U. S. - based base salary in effect as of October 1 of each year for the period of five consecutive years which produces the highest such average and also based upon years of service as set forth below. U. S. tax law places limitations on the aggregate amount payable to an individual under qualified retirement plans.

     The following table sets forth information concerning the annual benefits payable pursuant to the U. S. Retirement Plan on a straight-life annuity basis upon retirement at age 65 for specified compensation levels (assuming continuation of 1997 fiscal base salary) and years of service classifications. Benefits under the Retirement Plan are computed solely on the U. S. base salary of participants, exclusive of bonuses, incentive and other compensation, and are reduced on account of Social Security entitlement on the basis of the Internal Revenue Service permitted disparity rules.

                   U. S. Retirement Plan Table

Average Annual Earnings       Estimated Annual Pension Based on
       on which                  Years of Service Indicated
     Retirement                --------------------------------
Benefits are Based      15 years   20 years   25 years   30 years
------------------      --------   --------   --------   --------
$  100,000              $ 22,400   $ 31,200   $ 39,900   $ 48,700
   125,000                29,000     39,900     50,900     61,800
   150,000                35,600     48,700     61,800     74,900
   175,000                42,100     57,400     72,800     88,100
   200,000                48,700     66,200     83,700    101,200
   225,000                55,300     74,900     94,600    114,300
   250,000                61,800     83,700    105,600    127,400

     Credited years of service at September 30, 1997 were 19 for Mr. Start. In 1997. Mr. Start's average U. S. - based salary for the five years producing the highest such average was approximately $103,000.

     Mr. Start and Mr. Boyle participate in the Company's U. K. Retirement plan, a defined benefit plan, under which benefits at age 65 are based upon 1/60th of final U. K. - based salary (as defined) for each year of service, subject to a maximum of 2/3rds of final U K. - based base salary. A spouse's pension of 50% of the employee's pension
is payable at death either before or during retirement.   Pension
payments escalate by at least 3% per year, compounded, and at a higher rate in certain circumstances. The employee contributes 4% of base salary, with the balance of the cost being met by the Company.

     The following table sets forth information concerning the annual benefits payable to the employee pursuant to the U. K. Retirement Plan upon retirement at age 65 for specified compensation levels and years of service classifications. Benefits under the Retirement Plan are computed solely on the U. K. base salary of participants, exclusive of bonuses, incentive and other compensation, and are not reduced on account of U. K. Social Security entitlement.

                   U. K. Retirement Plan Table

Average Annual Earnings       Estimated Annual Pension Based on
       on which                  Years of Service Indicated
     Retirement                --------------------------------
Benefits are Based      15 years   20 years   25 years   30 years
------------------      --------   --------   --------   --------
$  125,000              $ 31,300   $ 41,700   $ 52,100   $ 62,500
   150,000                37,500     50,000     62,500     75,000
   175,000                43,800     58,300     72,900     87,500
   200,000                50,000     66,700     83,300    100,000
   225,000                56,300     75,000     93,800    112,500
   250,000                62,500     83,300    104,200    125,000
   275,000                68,800     91,700    114,600    137,500
   300,000                75,000    100,000    125,000    150,000

     Credited years of service at September 30, 1997 were 19 for Mr. Start, and less than one year for Mr. Boyle. Mr. Start's average U. K.
- based salary for the three years producing the highest such average was $144,000. Mr. Boyle's compensation is entirely U. K. based.




                COMPENSATION COMMITTEE REPORT

     The Company's compensation program is designed to motivate and retain employees by encouraging and rewarding performance. The program is administered by the Compensation Committee of the Board of Directors (the "Committee"), consisting of three independent directors who are not employees of the Company. The Committee regularly reviews and approves generally all compensation and fringe benefit programs of the Company, and also reviews and determines the base salary and incentive compensation of the executive officer named above, as well as stock option grants to all employees. All compensation actions taken by the Committee are reported to the full Board of Directors, which, excluding employee directors, approves the actions of the Committee. The Committee also reviews and makes recommendations to the Board on policies and programs for the development of management personnel, as well as management structure and organization. The Committee administers the Company's Equity Incentive Plan.

     The Company believes that stock options are an important incentive to motivate executive officers and other key employees for improved long-term performance of the Company. The Company considers stock ownership, options currently held and options previously granted when granting options although there are no specific levels of ownership for such grants.

     The Committee believes that the combination of salary and incentive compensation is the best method for compensating its executive officers and senior managers to promote uniform excellence, long-term commitment and team performance. Management salaries are determined based upon individual performance, level of responsibility and experience. The Committee reviews these salaries annually and measures them against compensation data obtained from published compensation surveys and surveys that the Committee makes of a group of peer companies. The Committee believes that the salaries of the Company's executive officers are in the mid-range of these surveys. The peer companies are generally of about the same size as the Company and are in technical, rather than consumer or distribution fields. The peer companies may include some of the companies included in the Industrial Controls Industry Index used in the Performance Graph. The Company believes that its competitors for executive talent are not necessarily companies which engage in the same business as the Company and, therefore, the companies used for comparative compensation purposes differ from the companies included in the Industrial Controls Industry Index.

     The recommended base salary and incentive compensation award for the President is determined each year by the Committee based upon its subjective assessment of the overall financial performance of the Company and the performance of the President relative to corporate objectives and other factors. Mr. Start's base salary during fiscal 1997 increased 4.1% to $252,500 from fiscal 1996. The increase in Mr. Start's base salary related to the level of responsibility and accountability of the Chief Executive Officer, as well as external factors such as inflation and base salary levels in comparable companies. Due to the Company's financial performance in fiscal 1997, no bonus was awarded to Mr. Start for fiscal 1997.

     During the last fiscal year, a stock option was granted for 20,000 shares to Mr. Boyle upon his joining the Company as Chief Operating Officer, under the Company's Equity Incentive Plan.


                       Members of the Compensation Committee

                               Herbert Roth, Jr.
                               Harold C. Mayer, Jr.
                               David R. Steadman
                               C. Vincent Vappi, Chairman

                     PERFORMANCE TABLE

     The following table compares the cumulative total return (change in stock price plus reinvested dividends) assuming $100 invested in the Common Stock of the Company, in the American Stock Exchange ("AMEX") Market Value Index, and in the Media General Industrial Controls Sector Index during the period from September 30, 1992 through September 30, 1997. Prior to 1997, the Company compared its performance to the AMEX Hi-Tech Sector Index. The AMEX discontinued calculation of this and other sector indexes and therefore no values were available for September 30, 1997.

                         Value of Investment at September 30,
                         -----------------------------------
                          1992  1993  1994  1995  1996  1997
                          ----  ----  ----  ----  ----  ----
 Tech/Ops Sevcon, Inc.   $ 100  $ 97   156   243   346   251
 AMEX Market Value Index   100   117   120   144   150   182
 Media General Industrial
   Controls Sector Index   100   110   120   122   100   181




                        APPROVAL OF
               1998 DIRECTOR STOCK OPTION PLAN

General

     The Board of Directors is proposing for stockholder approval at the annual meeting the Tech/Ops Sevcon Inc. 1998 Director Stock Option Plan (the "Plan"). The Company historically had maintained a Director Retirement Plan under which directors, in certain circumstances, may have become entitled to receive an annual cash retirement benefit. The Board of Directors terminated the Director Retirement Plan for periods subsequent to 1996. (See Election of Directors - Director Compensation, above). The purposes of the Plan are (I) to align the interests of the Company's stockholders and recipients of stock options under the Plan by increasing the proprietary interest of such recipients in the Company's growth and success and (ii) to advance the interests of the Company by attracting and retaining well-qualified persons who are not employees of the Company for service as directors of the Company. Reference is made to Exhibit A to this Proxy Statement for the complete text of the Plan which is summarized below.

Description of the Plan

   Administration.
     The Plan will be administered by a committee of the Board of Directors (the "Committee") consisting of not less than two directors.

The Compensation Committee of the Board of Directors is expected to serve as the Committee under the Plan. The Committee will have authority to prescribe rules and regulations for administering the Plan and to decide questions of interpretation or application of any provision of the Plan.

   Available Shares.
     Under the Plan, 50,000 shares of Common Stock are available for the grant of options under the Plan, subject to adjustment in the event of a stock split, stock dividend, recapitalization, reorganization, merger, spin-off or other similar change or event. To the extent that shares of Common Stock subject to an outstanding option are not issued or delivered by reason of the expiration, termination, cancellation or forfeiture of such option or by reason of the delivery of shares of Common Stock to pay all or a portion of the exercise price of an option, then such shares of Common Stock shall again be available under the Plan.

   Effective Date, Termination and Amendment.
     If approved by stockholders at the annual meeting, the Plan will become effective as of the date of the annual meeting. The Plan will terminate when no shares of Common Stock remain available for grants, unless terminated earlier by the Board of Directors. The Board of Directors may amend the Plan at any time, subject to such stockholder approval as the Board determines to be necessary or desirable to comply with any tax or regulatory requirements.

   Grant and Exercisability of Stock Options.
     The Plan provides that, immediately following approval of the Plan by stockholders at the 1998 annual meeting, each member of the Board of Directors who is then serving and who is not an employee, either full time or part time, of the Company (a "Non-Employee Director") will be granted an option to purchase 5,000 shares of Common Stock at a purchase price per share equal to the fair market value (based on the average of the high and low transaction prices of a share of Common Stock on the American Stock Exchange) of a share of Common Stock on such date. Any Non-Employee Director who is first elected as a member of the Board of Directors after the 1998 annual meeting of stockholders, and a Non-Employee Director who first begins to serve as a result of retirement from the Company on a date approved by the Board will also be granted at the time of such first election or service an option to purchase 5,000 shares of Common Stock at a purchase price per share equal to the fair market value of a share of Common Stock on the date of such grant. Each option granted will expire 90 days after the tenth anniversary of the date of its grant and, subject to the provisions of the following sen-tence, will become exercisable in equal 500 share amounts on each of the first ten anniversaries of the date of its grant. All outstanding options issued under the Plan shall immediately be exercisable in full in the event of a "Change in Control" of the Company (as defined in the Plan). The acceleration of options in the event of a Change in Control could increase the cost to a potential acquirer of the Company and, therefore, could affect the willingness of an acquirer to propose such a transaction with the Company.

     Upon exercise of an option, the purchase price may be paid in cash or by delivery of previously owned shares of Common Stock. The
Committee also has the discretion to permit payment by a note or in installments under certain circumstances.

   Termination of Directorship.
     Subject to the provisions governing exercisability following a Change of Control, if an optionee ceases to be a member of the Board of Directors for any reason, each option issued under the Plan to such optionee will be exercisable only to the extent that such option is exercisable on the effective date of such optionee ceasing to be a member of the Board of Directors and may thereafter be exercised by such optionee (or such optionee's executor, administrator, legal representative, beneficiary of similar person) until the earliest to occur of (i) the one year anniversary of the date such optionee ceased to be a member of the Board of Directors and (ii) the expiration date of the term of such option (provided that if the optionee dies during the one year period following his or her cessation of membership on the Board of Directors, such optionee's executor, administrator, legal representative, beneficiary or similar person, as the case may be, will have not less than six months from the date of death to so exercise such option).

Federal Income Tax Consequences

     The following is a brief summary of certain U.S. federal income tax consequences generally arising with respect to grants of options under the Plan.

     A participant will not recognize any income upon the grant of an option and the Company will not be allowed a tax deduction at such time. A participant will recognize compensation taxable as ordinary income upon exercise of a stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and the Company will be entitled to a corresponding deduction at the time of such exercise.

Initial Grants

     If the Plan is approved by stockholders at the annual meeting, each of the nominees and continuing directors listed under "Election of Directors" above, except Mr. Boyle, will be granted an option to purchase 5,000 shares of Common Stock (a total of 30,000 shares for all non-employee directors) under the Plan on the date of the meeting. On

December 12, 1997, the Closing Price of the Common Stock on the American Stock Exchange was $12.875 per share.

Vote Required

     The affirmative vote of the holders of a majority of the shares of Common Stock present or represented and entitled to vote at the meeting is required to approve the Plan. Broker non-votes will not be counted as present or represented for his purpose. Abstentions will be counted as present and entitled to vote and, accordingly, will have the effect of a negative vote.


     The Board of Directors recommends a vote FOR approval of the 1998 Director Stock Option Plan.




                          AUDITORS

     Arthur Andersen LLP, One International Place, Boston, Massa-chusetts, has served as auditors for the Company and its predecessor Tech/Ops, Inc. since the latter was formed, and upon recommendation of the Audit Committee, has been appointed as auditors for the current year. Representatives of Arthur Andersen LLP are expected to be present at the meeting with an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate ques-tions.




      DEADLINE FOR STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     In order for a stockholder proposal to be considered for inclusion in the Company's proxy materials for the 1999 annual meeting, it must be received by the Company at One Beacon Street, Boston, Massachusetts 02108, Attention: Treasurer, no later than August 29, 1998.

              ADVANCE NOTICE PROVISIONS FOR
          STOCKHOLDER PROPOSALS AND NOMINATIONS

     The by-laws of the Company provide that in order for a stockholder to bring business before or propose director nominations at an annual meeting, the stockholder must give written notice to the Secretary or other specified officer of the Company not less than 50 days nor more than 75 days prior to the meeting. The notice must contain specified information about the proposed business or each nominee and the stockholder making the proposal or nomination. If the annual meeting is scheduled for a date other than the fourth Wednesday in January and notice thereof is mailed to stockholders or publicly disclosed less than 65 days in advance, the notice given by the stockholder must be received not later than the 15th day following the day on which the notice of such annual meeting date was mailed or public disclosure made, whichever occurs first.




                     OTHER BUSINESS

     The Board of Directors does not know of any business which will come before the meeting except the matters described in the notice. If other business is properly presented for consideration at the meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion.



Dated  December 29, 1997

                                                 EXHIBIT A

                     TECH/OPS SEVCON, INC.
                1998 DIRECTOR STOCK OPTION PLAN


                      I.  INTRODUCTION

     1.1  Purposes.  The Purposes of the 1998 Director Stock Option
Plan (the Plan) of Tech/Ops Sevcon, Inc., a Delaware corporation (The "Company"), and its subsidiaries from time to time (individually a "Subsidiary" and collectively the "Subsidiaries"), are to align the interests of the Company's stockholders and the recipients of options under this Plan by increasing the proprietary interest of such recipients in the Company's growth and success and to advance the interests of the Company by attracting and retaining well-qualified persons who are not employees of the Company for service as directors of the Company. For purposes of this Plan, references to service on behalf of the Company shall also mean service on behalf of a Subsidiary.

     1.2 Administration. This Plan shall be administered by a committee (the "Committee") designated by the Board of Directors of the Company (the "Board") consisting of two or more members of the Board.

     The Committee shall, subject to the terms of the Plan, interpret this Plan and the application thereof and establish rules and regulations it deems necessary or desirable for the administration of this Plan. All such interpretations, rules and regulations shall be conclusive and binding on all parties. Each option hereunder shall be evidenced by a written agreement (an "Agreement") between the Company and the optionee setting forth the terms and conditions applicable to such option. The Committee shall determine the form of the Agreement.

     No member of the Board of Directors or the Committee shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith, and the members of the Board of Directors and the Committee shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys' fees) arising therefrom to the full extent permitted by law (except as otherwise may be provided in the Company's Certificate of Incorporation and/or Bylaws) and under any directors' and officers' liability insurance that may be in effect from time to time.

     A majority of the Committee shall constitute a quorum. The acts of the Committee shall be either (a) acts of a majority of the members of the Committee present at any meeting at which a quorum is present or (b) acts approved in writing by all of the members of the Committee without a meeting.

     1.3 Eligibility. Each member of the Board of Directors of the Company who is not an employee, either full-time or part-time, of the Company or a Subsidiary (a "Non-Employee Director") shall be eligible to participate in this Plan and receive a grant of options to purchase shares of Common Stock (as defined in Section 1.4) in accordance with
Section II.

1.4  Shares Available.  Subject to adjustment as provided in
Section 3.6, 50,000 shares of the common stock, par value $ .10 per share, of the Company ("Common Stock"), shall be available for grants of options under this Plan. To the extent that shares of Common Stock subject to an outstanding option are not issued or delivered by reason of the expiration, termination, cancellation or forfeiture of such option or by reason of the delivery of shares of Common Stock to pay all or a portion of the exercise price of such option, then such shares of Common Stock shall again be available under the Plan.

      Shares of Common Stock to be delivered under this Plan shall be made available from authorized and unissued shares of Common Stock, or authorized and issued shares of Common Stock reacquired and held as treasury shares or otherwise or a combination thereof.


                    II.  STOCK OPTIONS

     2.1 Grants of Stock Options. Each Non-Employee Director shall be granted a non-qualified stock option to purchase 5,000 shares of Common Stock at a purchase price per share equal to the Fair Market Value of the Common Stock on the date of grant of such option, as follows:

     (a) to each person on the date of the 1998 annual meeting of stockholders of the Company who is a Non-Employee Director immediately thereafter;

     (b) to each person upon first election as a Non-Employee Director after the 1998 annual meeting; and

     (c) to each person upon first becoming a Non-Employee Director as result of retirement from the Company on a date approved by the Board in its sole discretion.

     "Fair Market Value" shall mean the average of the high and low transaction prices of a share of Common Stock as reported on The American Stock Exchange on the date as of which such value is being determined or, if the Common Stock is not listed on The American Stock Exchange, the average of the high and low transaction prices of a share of Common Stock on the principal national stock exchange on which the Common Stock is traded on the date as of which such value is being determined, or, if there shall be no reported transactions on such date, on the next preceding date for which transactions were reported; provided, however, that if Fair Market Value for any date cannot be determined as above provided, Fair Market Value shall be determined by the Committee by whatever means of method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate.

     2.2 Option Period and Exercisability. Except as otherwise provided herein, each option granted under this Article II shall become exercisable for up to 500 shares of Common Stock on the first anniversary of its date of grant, and up to an additional 500 shares on each anniversary thereafter, all on a cumulative basis. Subject to Sections 2.4 and 2.5, each option granted under this Article II shall expire 90 days after the tenth anniversary of its date of grant. An option may be exercised in whole or in part only for whole shares of Com-mon Stock.

     2.3 Method of Exercise. An option may be exercised (I) by giving written notice to the Company specifying the number of whole shares of Common Stock to be purchased and accompanied by payment therefor in full (or arrangement made for such payment to the Company's satisfaction) either (A) in cash, (B) by delivery of previously owned whole shares of Common Stock (which the optionee has held for at least six months prior to the delivery of such shares or which the optionee purchased on the open market and for which the optionee has good title, free and clear of all liens and encumbrances) having a Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) in cash by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (D) a combination of (A) and (B), in each case to the extent set forth in the Agreement relating to the option and (ii) by executing such documents as the Company may reasonably request. The Committee shall have sole discretion to disapprove of an election pursuant to any clauses (B)-(D). Notwithstanding the foregoing, the Committee shall also have discretion to permit payment to be made, in whole or in part, by a full-recourse note or in installments at such time and upon such terms as the Committee may approve; provided, however, that in the case of payment by any such note or installments, certificates for any shares of Common Stock issued in respect thereof shall contain such legend, if any, as may be required by, and shall otherwise be subject to the provisions of, the laws of the state of incorporation of the Company relating to the issuance of shares on such terms. Any fraction of a share of Common Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the optionee. No certificate representing Common Stock shall be delivered until the full purchase price therefor has been paid.

     2.4 Termination of Directorship. Subject to Section 3.6, if the holder of an option granted under this Article II shall cease to be a member of the Board for any reason, each such option held by such optionee shall be exercisable only to the extent that such option is exercisable on the effective date of such holder's ceasing to be a member of the Board and may thereafter be exercised by such optionee (or such optionee's executor, administrator, legal representative, beneficiary or similar person) until and including the earliest to occur of (i) the date which is one year after the date such optionee ceased to be a member of the Board and (ii) the expiration date of the term of such option.

     2.5 Death Following Termination of Directorship. If the holder of an option granted under this Article II dies during the one year period following the date on which such optionee ceased to be a member of the Board, each such option held by such hold shall be exercisable only to the extent that such option is exercisable on the date of the holder's death and may
thereafter be exercised by such holder's executor, administrator, legal representative, beneficiary or similar person) until and including the earliest to occur of (i) the date which is one year after the date of death and (ii) the expiration date of the term of such option; provided, however, that in the event that the date of death is less than six months prior to such expiration date, such holder's executor, administrator, legal representative, beneficiary or similar person, as the case may be, shall have not less than six months from the date of death to so exercise such option.


                       III.  General

     3.1 Effective Date. Subject to the approval of the stockholders of the Company, this Plan shall be effective on January 28, 1998.

     3.2 Amendment. The Board may amend, suspend, or terminate this Plan at any time, subject to such stockholder approval as the Board determines to be necessary or desirable to comply with any tax or regu-latory requirements.

     3.3 Non-Transferability. No option hereunder shall be transferable other than (a) by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or (b) as otherwise permitted by the Committee.

     3.4 Restrictions on Shares. Each option hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the shares of Common

Stock subject to such option upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the purchase or delivery of shares thereunder, such shares shall not be purchased or delivered unless such listing registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing shares of Common Stock delivered pursuant to any option hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     3.5 Adjustment. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, the number and class of securities available under this Plan, the number and class of securities subject to each outstanding option and the number and class of securities to vest annually, the purchase price per security, and the number of securities subject to each option to be granted to Non-Employee Directors pursuant to Article II shall be appropriately adjusted by the Committee, provided that the number of shares subject to outstanding options shall always be a whole number.


     3.6  Change in Control.

     (a) Notwithstanding any provision in the Plan or any Agreement, in the event of a Change in Control, all outstanding options shall immediately be exercisable in full.


(b)  "Change in Control" shall mean:

     (i) the acquisition by any individual, entity or group (a "Person"), including any "person" within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 50% or more of either (A) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); excluding, however the following: (1) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company), (2) any acquisition by the Company, (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 3.6(b); provided further, that for purposes of clause (2), if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company ) shall become the beneficial owner of 50% or more of the Outstanding Company Common Stock or 50% or more of the Outstanding Company Voting Securities by reason of an acquisition by the Company, and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Outstanding Company Common Stock or any additional Outstanding Company Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;

     (ii) individuals who, as of January 28, 1998, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to such date whose election, or nomination for election by the Company's stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incum-bent Board;

     (iii) consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Corporate Transaction"); excluding, however, a Corporate Transaction pursuant to which (A) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from the Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (other than: the Company; any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 35% or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) will beneficially own, directly or indirectly, 35% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

     (iv) approval by the stockholders of the Company of a plan of complete liquidation or dissolution of the Company.

     3.7 No Right of Continued Service. Neither this Plan nor any option granted hereunder shall confer upon any person any right to continued services as a director of the Company, any Subsidiary or any affiliate of the Company.

     3.8 Rights as Stockholder. No person shall have any right as a stockholder of the Company with respect to any shares of Common Stock which are subject to an option hereunder until such person becomes a stockholder of record with respect to such shares of Common Stock.

     3.9 Designation of Beneficiary. Each optionee may file with the Committee a written designation of one or more persons as such optionee's beneficiary or beneficiaries (both primary and contingent) in the event of the optionee's death. To the extent an outstanding option granted hereunder is exercisable, such beneficiary or beneficiaries shall be entitled to exercise such option.

     Each beneficiary designation shall become effective only when filed in writing with the Committee during the optionee's lifetime on a form prescribed by the Committee. The spouse of a married optionee domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Committee of a new beneficiary designation shall cancel all previously filed beneficiary designations.

     If an optionee fails to designate a beneficiary, or if all designated beneficiaries of an optionee predecease the optionee, then each outstanding option hereunder held by such optionee, to the extent exercisable, may be exercised by such optionee's executor, administrator, legal representative or similar person.

     3.10 Governing Law. This Plan and each option hereunder shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

(FORM OF PROXY CARD)                            Appendix A

                       TECH/OPS SEVCON, INC.

Proxy Solicited by the Board of Directors for Annual Meeting of Stockholders to be held January 28, 1998

     The undersigned appoints Marvin G. Schorr, Paul B. Rosenberg and David R. Pokross, Jr. and each of them, the attorneys and proxies of the undersigned, with power of substitution, to vote all the shares of Tech/Ops Sevcon, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held January 28, 1998 at the offices of Palmer & Dodge, 24th Floor, One Beacon Street, Boston, Massachusetts at 5:00 p. m. and at any adjournments thereof.


         Please complete, sign and date on reverse side and mail in enclosed envelope

------------------------------------------------------------
_____
\    \ Please mark
\  X \ votes as in
\____\ this example

This proxy will be voted FOR both nominees for Director below and FOR item 2 if no contrary instructions are given.

1. ELECTION OF DIRECTORS

Nominees for three-year terms:   Schorr, Steadman

For Both      Withheld from
Nominees      both nominees
  \__\           \__\

\__\_______________________
For both nominees except as           MARK HERE FOR ADDRESS
       noted above                   CHANGE AND NOTE AT LEFT

                                               \___\

2. APPROVAL OF 1998 DIRECTOR STOCK OPTION PLAN

For                Against                 Abstain
\_\                  \_\                      \_\

                          This proxy should be signed by the
                          registered holder.  Where stock is
                        registered in the names of more than
                         one person, all such persons should
                          sign.  When signing as executors,
                        administrators, trustees, guardians,
                          etc. please indicate your title
                            as such.

                          Signature___________  Date________

                          Signature___________  Date________